Exhibit 4(m)

Registration Rights Letter Agreement

April 13, 2010

Reference is hereby made to that certain Exchange Agreement, dated April 13, 2010, between the party listed on Exhibit A attached hereto (“Holder”), on the one hand, and Energy Future Holdings Corp. (the “Company”), Energy Future Competitive Holdings Company (“EFCH”) and Energy Future Intermediate Holding Company LLC (together with EFCH, the “Guarantors”), on the other hand (the “Exchange Agreement”), pursuant to which the Company will issue to Holder the New Securities in exchange for the Exchange Securities that Holder owned. Unless otherwise provided, capitalized terms used but not defined herein have the meanings ascribed to them in the Exchange Agreement.

For purposes of providing Holder and any subsequent transferee of the New Securities the right to receive Exchange Notes or the right to register the New Securities under the Securities Act, as applicable, the Company and the Guarantors hereby grant the New Securities the same rights afforded to “Securities” (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement; provided, however, that Holder and any subsequent transferee of the New Securities agree to abide by all of the terms and conditions of the Registration Rights Agreement applicable to a holder of Securities thereunder; and provided, further, that this letter agreement shall not (i) provide Holder or any subsequent transferee of the New Securities with any right to designate its own counsel, managing underwriter or underwriter pursuant to Sections 3(d)(vi), 3(d)(vii), 4 and 7, as applicable, of the Registration Rights Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the New Securities shall be treated as a single class with the outstanding 10.000% Senior Secured Notes due 2020 of the Company issued pursuant to the Indenture, and this letter agreement shall not extend or otherwise change the time period during which the Company and the Guarantors must cause the Exchange Registration Statement and the Shelf Registration Statement (as such terms are defined in the Registration Rights Agreement) to become effective pursuant to Section 2(a) and (b), respectively, of the Registration Rights Agreement.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement among Holder, the Company and Guarantors in accordance with its terms.

Very truly yours,

Energy Future Holdings Corp.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

Energy Future Competitive Holdings Company

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

Energy Future Intermediate Holding Company LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

SIGNATURE PAGE TO LETTER AGREEMENT

Confirmed and agreed to as of the date first above written:

Holder

By:	/s/ William Walmsley
Name:	William Walmsley
Title:	Director

SIGNATURE PAGE TO LETTER AGREEMENT